EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of LeCroy Corporation for the registration of 28,571 shares of its common stock and to the incorporation by reference therein of our report dated July 31, 2002, with respect to the consolidated financial statements and schedule for the year ended June 30, 2002 of LeCroy Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission October 13, 2004.


/s/ Ernst & Young LLP

MetroPark, New Jersey
October 13, 2004